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Ford Names James P. Hackett and John C. Lechleiter to Board of Directors

DEARBORN, Mich., Sept. 11, 2013 - Ford Motor Company (NYSE: F) announced today the election of James P. Hackett and John C. Lechleiter to the company's board of directors. Hackett's appointment is effective immediately, while Lechleiter will join the board Oct. 1.

Hackett, 58, is chief executive officer of Steelcase Inc., a global leader in the office furniture industry. He was named company president and chief executive officer in December 1994, and oversees all Steelcase domestic and global operations. He also has served as a director of Steelcase since 1994.

“Jim brings nearly three decades of global design and new business development experience to Ford's board of directors,” said Ford Executive Chairman Bill Ford. “We expect Jim's unique consumer design perspective and diverse leadership experience will help guide our future success as a global automotive design leader.”

In addition to the Steelcase board of directors, Hackett serves on the board of Fifth Third Bancorp. He also is a member of the executive committee of the board of directors for National Center for Arts and Technology, as well as serving on the boards of advisors to Gerald R. Ford School of Public Policy and Life Sciences Institute at University of Michigan. He also serves as a Director of Business Leaders for Michigan.

Hackett is a University of Michigan graduate.

Lechleiter, 60, is chairman, president and chief executive officer of Eli Lilly and Company, a leading global pharmaceutical firm. He was appointed president and CEO in April 2008 and became chairman of Eli Lilly in January 2009.

“John has spent more than 30 years in the pharmaceutical industry researching and developing new products to improve the lives of people around the world,” said Ford. “John's vast experience and knowledge in the science arena brings a unique skill set to the board that is aligned with Ford's long-term sustainability strategy.”

In addition to serving as chairman of his company's board for the past four years, Lechleiter serves on the board of Nike, Inc., United Way Worldwide, Xavier University, the Central Indiana Corporate Partnership and the Life Sciences Foundation. He also serves as president of the International Federation of Pharmaceutical Manufacturers & Associations.

Lechleiter earned his bachelor's degree from Xavier University (Cincinnati) and his master's and doctorate degrees from Harvard University.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 177,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Jay Cooney
313.319.5477
jcoone17@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.